Zoom Technologies Reports Results for the First Quarter of 2006

Boston, MA, May 1, 2006 -Zoom Technologies, Inc. (Nasdaq: ZOOM), a leading manufacturer of modems and other communication products, today reported net sales of $5.3 million for its quarter ended March 31, 2006, down 18.0% from $6.4 million for the first quarter of 2005. Zoom reported a net loss of $1.4 million or $0.15 per share for the first quarter of 2006, compared to a net loss of $1.3 million or $0.15 per share for the first quarter of 2005.

Gross profit was $1.0 million or 18.3% of net sales in the first quarter of 2006, down from $1.5 million or 23.8% of net sales in the first quarter of 2005. The $0.5 million drop in gross profit was primarily due to lower sales and lower gross margin on those sales. Gross margin was lower due primarily to the negative effect of manufacturing overhead spread over lower sales and the shift of Zoom’s product mix away from dial-up modems, Zoom’s highest margin product category. Operating expenses were $2.4 million or 45.2% of net sales in the first quarter of 2006, down from $2.7 million or 41.8% of net sales in the first quarter of 2005. Selling expenses dropped from $1.1 million to $0.9 million, primarily due to lower personnel and freight costs. General and administrative expenses were $0.8 million in both periods. R&D expenses declined from $0.7 million in the first quarter of 2005 to $0.6 million in the first quarter of 2006, primarily due to lower personnel costs.

Zoom’s cash balance on March 31, 2006 was $5.6 million, down from $9.1 million on December 31, 2005. This change was primarily due to Zoom’s loss, a $1.3 million reduction in accounts payable and accrued expenses, and the reduction of Zoom’s mortgage debt. During the quarter Zoom renewed and amended its mortgage, paying down $1.2 million and depositing $0.2 million in a debt reserve account. The amended mortgage for $3.675 million has a 15 year amortization and a maturity date of April 10, 2007; and the maturity date may be extended by Zoom, at its option, for an additional year. During Q1 2006 Zoom’s current ratio improved from 1.94 to 4.79 as Zoom’s current liabilities declined by $6.0 million.

“DSL continued as Zoom’s strongest product category; but growth in most of our DSL markets was unable to compensate for a decline in our DSL sales in Turkey during the quarter. Dial-up modems are still important for us, and they experienced a smaller drop than we saw in any quarter of 2005. We hope this trend continues as reduced bundling of modems with computers shifts more of the business toward retailers. We were encouraged by the significant increase in our sale of wireless products, and we like our prospects in Bluetooth® and 802.11 going forward. We are disappointed by our VoIP revenues, but we believe that our VoIP technology leadership and strong customer support position us for future success. Our overall focus continues to be on growing our sales, but we also intend to reduce our expenses wherever possible.”

Zoom has scheduled a conference call for Monday, May 1st at 10:00 a.m. Eastern Time. You may access the conference call by dialing (800) 478-6251 for calls made within the United States and dialing (913) 981-5558 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q1) and other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom®, Hayes® and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual customer support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s DSL, VoIP, wireless and other products, product developments, and prospects. Actual results may be materially different from expectations as a result of known and unknown risks, including: the uncertainty of market acceptance and growth of VoIP and of DSL modem markets; the uncertainty of Zoom’s ability to grow its sales or more successfully penetrate those markets; Zoom’s reliance on a relatively limited number of customers for sale of its DSL modems; Zoom’s increasing reliance on international sales; the uncertainty of the regulatory environment of VoIP products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; other delays in shipments of products; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; changes in and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	Mar 31,	Dec 31,
	2006	2005

ASSETS

Current assets:

Cash	$5,594	$9,081
Accounts receivable, net	2,615	2,631
Inventories	4,624	5,073
Prepaid expenses and other current assets	477	301

Total current assets	13,310	17,086

Property and equipment, net	2,572	2,601

Total assets	$15,882	$19,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,572	$3,141
Accrued expenses	1,074	788
Current portion of long-term debt	132	4,890

Total current liabilities	2,778	8,819

Long-term debt	3,543	—

Total liabilities	6,321	8,819

Stockholders’ equity:

Common stock and additional paid-in capital	31,171	31,109
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	399	393
Retained earnings (deficit)	(22,002)	(20,627)

Total stockholders’ equity	9,561	10,868

Total liabilities & stockholders’ equity	$15,882	$19,687

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	3/31/06	3/31/05

Net sales	$5,281	$6,436
Cost of goods sold	4,315	4,904

Gross profit	966	1,532

Operating expenses:
Selling	904	1,120
General and administrative	849	823
Research and development	632	749
Total operating expenses	2,385	2,692

Operating profit (loss)	(1,419)	(1,160)

Other income (expense), net	44	(145)

Income (loss) before income taxes	(1,375)	(1,305)

Income tax expense (benefit)	-	-

Net income (loss)	$(1,375)	$(1,305)

Basic earnings (loss) per share:

Earnings (loss) per share	$(0.15)	$(0.15)

Diluted earnings (loss) per share:

Earnings (loss) per share	$(0.15)	$(0.15)

Weighted average number of shares outstanding:

Basic	9,347	8,967

Diluted	9,347	8,967